TRANSGLOBE ENERGY CORPORATION REPORTS VOTING RESULTS

TSX: "TGL" & NASDAQ: "TGA"

Calgary, Alberta, May 8, 2015 - TransGlobe Energy Corporation ("TransGlobe") announced the voting results from its annual general and special meeting of shareholders held on May 7, 2015. The results of each matter voted upon at the meeting are as follows:

Description of Matter	Outcome of Vote	Votes For	Votes Against or Withheld
• Fixing the number of directors of TransGlobe to be elected at the meeting at eight (8).	Approved	Show of hands	Show of hands
2. Election of directors:	Approved
Robert G. Jennings		94.20%	5.80%
Ross G. Clarkson		97.69%	2.31%
Geoffrey C. Chase		97.84%	2.16%
David B. Cook		97.57%	2.43%
Fred J. Dyment		94.99%	5.01%
Lloyd W. Herrick		97.57%	2.43%
Bob (G.R.) MacDougall		99.49%	0.51%
Susan M. MacKenzie		99.48%	0.52%
3. Appointment of Deloitte & Touche LLP, Chartered Accountants, as auditors of TransGlobe.	Approved	Show of hands	Show of hands

4. Acceptance of the Company's approach to executive compensation.	Approved	91.25%	8.75%
5. Confirmation of certain amendments to By-law Number 2 of the Company relating to the advance notice of nomination of directors.	Approved	67.50%	32.50%
6. Shareholder Proposal #1 in respect of the adoption of a policy stating that shareholders will be given the opportunity to ratify any issuance in any given fiscal year where common equity is being diluted by more than 25%.	Not approved	28.90%	71.10%
7. Shareholder Proposal #2 in respect of the Company obtaining shareholder approval prior to making any investment in any country that ranks in the lower 10th percentile of the most recent Rule of Law indicator, as published in the World Governance Indicators of the World Bank Group.	Not approved	30.37%	69.63%

TransGlobe Energy Corporation is a Calgary-based, growth-oriented oil and gas exploration and development company focused on the Middle East/North Africa region with production operations in the Arab Republic of Egypt. TransGlobe’s common shares trade on the Toronto Stock Exchange under the symbol TGL and on the NASDAQ Exchange under the symbol TGA. TransGlobe’s convertible debentures trade on the Toronto Stock Exchange under the symbol TGL.DB.

Cautionary Statement to Investors:
This news release may include certain statements that may be deemed to be “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such statements relate to possible future events. All statements other than statements of historical fact may be forward-looking statements. Forward-looking statements are often, but not always, identified by the use of words such as “seek”, “anticipate”, “plan”, “continue”, “estimate”, “expect”, “may”, “will”, “project”, “predict”, “potential”, “targeting”, “intend”, “could”, “might”, “should”, “believe” and similar expressions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. Although TransGlobe’s forward-looking statements are based on the beliefs, expectations, opinions and assumptions of the Company’s management on the date the statements are made, such statements are inherently uncertain and provide no guarantee of future performance. In particular, this press release contains forward-looking statements regarding the Company's plans to issue a quarterly and a special dividend to shareholders. Actual results may differ materially from TransGlobe’s expectations as reflected in such forward-looking statements as a result of various factors, many of which are beyond the control of the Company, including obtaining bank lender and regulatory approval for the payment of the proposed dividends. The ability of the Company to declare and pay dividends in the future are subject to factors which include, but are not limited to, unforeseen changes in the rate of production from TransGlobe’s oil and gas properties, changes in price of crude oil and natural gas, adverse technical factors associated with exploration, development, production or transportation of TransGlobe’s crude oil and natural gas reserves, changes or disruptions in the political or fiscal regimes in TransGlobe’s areas of activity, changes in tax, energy or other laws or regulations, changes in significant capital expenditures, delays or disruptions in production due to shortages of skilled manpower, equipment or materials, economic fluctuations, and other factors beyond the Company’s control. With respect to forward-looking statements contained in this press release regarding the Company's ability to pay dividends in the future, assumptions have been made regarding, among other things: the Company’s ability to obtain qualified staff and equipment in a timely and cost-efficient manner; the regulatory framework governing royalties, taxes and environmental matters in the jurisdictions in which the Company conducts and will conduct its business; future capital expenditures to be made by the Company; future sources of funding for the Company’s capital programs; geological and engineering estimates in respect of the Company’s reserves and resources; and the geography of the areas in which the Company is conducting exploration and development activities. TransGlobe does not assume any obligation to update forward-looking statements if circumstances or management’s beliefs, expectations or opinions should change, other than as required by law, and investors should not attribute undue certainty to, or place undue reliance on, any forward-looking statements. Please consult TransGlobe’s public filings at www.sedar.com and www.sec.gov/edgar.shtml for further, more detailed information concerning these matters, including additional risks related to TransGlobe's business.

For further information, please contact: Investor Relations Steve Langmaid Telephone: (403) 444-4787 Email: investor.relations@trans-globe.com Web site: www.trans-globe.com